Filed Pursuant to Rule 433

Registration Number 333-230099

€1,000,000,000 0.875% Notes Due 2030

€1,000,000,000 1.250% Notes Due 2034

International Business Machines Corporation
February 2, 2022
Pricing Term Sheet

Issuer

International Business Machines Corporation

VGRQXHF3J8VDLUA7XE92

A3 / A- (Moody’s/S&P)

SEC Registered

Registered Form

February 2, 2022

February 9, 2022 (T+5)

Application will be made to list the Notes on the New York Stock Exchange

Barclays Bank PLC, Citigroup Global Markets Limited, HSBC Bank plc, Merrill Lynch International, Mizuho International plc and SMBC Nikko Capital Markets Limited

Issuer Legal Entity Identifier
Issuer Ratings*
Format
Form
Trade Date
Settlement Date**
Listing
Joint Bookrunning Managers

Co-Managers	ING Bank N.V., Belgian Branch, RBC Europe Limited, U.S. Bancorp Investments, Inc., Blaylock Van, LLC and Stern Brothers & Co

	2030 Notes	2034 Notes
Size	€1,000,000,000	€1,000,000,000
Maturity	February 9, 2030	February 9, 2034
Interest Payment Date	February 9 of each year	February 9 of each year
First Payment Date	February 9, 2023	February 9, 2023
Benchmark Bund	DBR 0% February 15, 2030	DBR 0% August 15, 2031
Benchmark Bund Yield	-0.094%; 100.76	-0.003%; 100.03
Spread to Benchmark Bund	+107.3 bps	+132.9 bps
Mid Swaps Yield	0.409%	0.556%
Spread to Mid Swaps	+57 bps	+77 bps
Yield to Maturity	0.979%	1.326%
Coupon	0.875% (payable annually)	1.250% (payable annually)
Make-Whole Call	Prior to November 9, 2029 at B + 20 bps	Prior to November 9, 2033 at B + 20 bps
Par Call	On or after November 9, 2029	On or after November 9, 2033
Price to Public	99.203%	99.162%
Underwriting Discount	0.325%	0.425%
Price to Issuer	98.878%	98.737%
Day Count	Actual / Actual (ICMA)	Actual / Actual (ICMA)
Minimum Denomination	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof
CUSIP / ISIN / Common Code	459200 KQ3 / XS2442764747 / 244276474	459200 KR1 / XS2442765124 / 244276512
Target Market	MiFID II and/or the UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID and/or UK PRIIPs KID – Manufacturer target market (MIFID II product governance and/or the UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs and/or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the European Economic Area or the United Kingdom.

Concurrent Offering	Substantially concurrently with this offering, the Issuer intends to offer dollar-denominated notes (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect that delivery of the notes will be made to investors on or about February 9, 2022, which will be the fifth business day following the date of this final term sheet (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the prospectus supplement or the next two succeeding business days will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of the prospectus supplement or the next two succeeding business days should consult their advisors.

The notes will be represented by beneficial interests in fully registered permanent global notes (the “international global notes”) without interest coupons attached, which will be registered in the name of, and shall be deposited on or about February 9, 2022 with a common depositary for, and in respect of interests held through, Euroclear Bank, SA/NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, societe anonyme ("Clearstream").

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at +1 (888) 603-5847, Citigroup Global Markets Limited at +1 (800) 831-9146, HSBC Bank plc at +1 (866) 811-8049, Merrill Lynch International at +1 (800) 294-1322, Mizuho International plc at +44 20 7090 6698 and SMBC Nikko Capital Markets Limited at +44 (0)20 3527 7000.

This pricing term sheet supplements the preliminary form of prospectus supplement, pertaining to the notes issuance referenced above, issued by International Business Machines Corporation on February 2, 2022 relating to its Prospectus dated March 6, 2019.